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THE PEP BOYS - MANNY, MOE & JACK AND SUBSIDIARIES                     Exhibit 11 - Computation of Earnings per Share

(in thousands, except per share data)
---------------------------------------------------------------------------------------------------------------------
                                     Fiscal 1999                     Fiscal 1998                   Fiscal 1997
                        ------------------------------- ----------------------------- -------------------------------
                              Earnings   Shares    Per    Earnings    Shares     Per      Earnings   Shares     Per
                               (Num-    (Denom-   Share     (Num-     (Denom-   Share       (Num-    (Denom-   Share
                              erator)    inator)  Amount   erator)    inator)   Amount     erator)   inator)   Amount
                              -------    -------  ------   -------    -------   ------     -------   -------   ------
Basic EPS
Earnings available to
  common stockholders         $29,303    50,665   $.58     $ 4,974    61,543    $.08       $ 49,611    61,133   $.81
                                                  ====                          ====                            ====

Effect of Dilutive Securities
Adjustment for interest on 4%
  convertible subordinated
  notes, net of tax                 -         -                  -         -                      -         -
Adjustment for interest on 4%
  zero coupon subordinated
  notes, net of tax                 -         -                  -         -                      -         -
Common Shares assumed
  issued upon exercise of
  dilutive stock options            -       175                  -       197                      -       524
                              -------    ------            -------    ------               --------    ------

Diluted EPS
Earnings available to common
  stockholders assuming
  conversion                  $29,303    50,840   $.58     $ 4,974    61,740    $.08       $ 49,611    61,657   $.80
                               ======    ======   ====     =======    ======    ====        =======    ======   ====


[RESTUBBED TABLE]

(Table Restubbed Below)

(in thousands, except per share data)
------------------------------------------------------------------------------------------------------
                                                 Fiscal 1996                        Fiscal 1995
                                     -----------------------------------------------------------------
                                         Earnings    Shares     Per     Earnings    Shares      Per
                                          (Num-      (Denom-   Share      (Num-     (Denom-   Share
                                          erator)    inator)  Amount     erator)   inator)    Amount
                                          -------    -------  ------     -------   -------    ------
Basic EPS
Earnings available to
  common stockholders                    $100,824     60,305  $1.67      $ 81,494     59,581   $1.37
                                                              =====                             ====

Effect of Dilutive Securities
Adjustment for interest on 4%
  convertible subordinated
  notes, net of tax                         2,168      2,104                2,200      2,104
Adjustment for interest on 4%
  zero coupon subordinated
  notes, net of tax                         1,409      1,303                    -          -
Common Shares assumed
  issued upon exercise of
  dilutive stock options                        -        893                    -        903
                                          -------      -----             --------     ------
Diluted EPS
Earnings available to common
  stockholders assuming
  conversion                             $104,401     64,605  $1.62      $ 83,694     62,588   $1.34
                                         ========     ======  =====       =======     ======    ====
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